EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-282975) on Form S-3 and (No. 333-256872, 333-197795, and 333-185345) on Form S-8 of our report dated February 24, 2023, except for Note 20, as to which the date is February 28, 2025, with respect to the consolidated financial statements of Watsco, Inc.

/s/ KPMG LLP

Miami, Florida

February 28, 2025